Contacts:

Michael Earley	Al Palombo
Metropolitan Health Networks	Cameron Associates
Chairman & Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 245-8800 Ext. 209
mearley@metcare.com	al@cameronassoc.com

METROPOLITAN HEALTH NETWORKS AMENDS AGREEMENT WITH HUMANA TO
EXPAND FLORIDA PSN SERVICE AREA

New Counties to Include Orlando and Jacksonville Markets

WEST PALM BEACH, FL, September 4, 2008 – Metropolitan Health Networks, Inc. (“Metropolitan”) (AMEX:MDF) a provider of high quality, comprehensive healthcare services to patients in South and Central Florida, today announced that its wholly owned provider service network (PSN) subsidiary, Metcare of Florida, Inc., has amended its existing agreement with Humana to expand its PSN business into nine additional Florida counties.

These additions bring the total Humana service area to include 27 Florida counties. The added counties include Orange, Seminole and Osceola in the Orlando market, and Putnam, Clay, St. Johns, Duval, Nassau and Baker in northeast Florida. These counties currently are home to approximately 400,000 Medicare beneficiaries, of which about 20% are currently enrolled in Medicare Advantage plans.

Commenting on the expansion, Michael Earley, Chairman & CEO, noted, “This expansion continues our efforts to build and strengthen our relationship with Humana. Following on the heels of our just-completed sale of Metcare Health Plans, Inc., these additional counties enhance our ability to invest in and grow our successful PSN business. The new counties include the established but growing Orlando market, and developing Jacksonville and its surrounding area. While this expansion is not expected to bring immediate additional membership and revenues, it does offer us the opportunity to develop a network of primary care physicians who will serve a new customer base which we expect to aggressively pursue in conjunction with Humana.”

About Metropolitan Health Networks

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at http://www.metcare.com.

Cautionary Statement

This news release contains statements and earnings guidance points that are forward-looking. The forward-looking items herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking items may be significantly impacted by certain risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and its Current Reports on Form 8-K dated February 12, 2008, March 4, 2008, April 18, 2008, May 7, 2008, July 1, 2008, July 28, 2008, August 6, 2008 and September 2, 2008.

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